Exhibit 99.2

DT Cloud Acquisition Corporation Announces Closing of $69 Million Initial Public Offering, Including Full Exercise of Underwriters’ Over-Allotment Option

New York, New York- February 23, 2024 – DT Cloud Acquisition Corporation (NASDAQ: DYCQU, the “Company”) announced today that it closed its initial public offering (“IPO”) of 6,900,000 units at an offering price of $10.00 per unit. This includes the exercise in full by the underwriters of their over-allotment option to purchase up to an additional 900,000 units. Each unit consists of one ordinary share and one right. Each seven rights entitle the holder thereof to receive one ordinary share at the closing of a business combination.

The units are listed on The NASDAQ Global Market (“NASDAQ”) and began trading under the ticker symbol “DYCQU” on February 21, 2024. Once the securities comprising the units begin separate trading, the ordinary share and rights are expected to be listed on NASDAQ under the symbols “DYCQ” and “DYCQR,” respectively.

Brookline Capital Markets, a division of Arcadia Securities, LLC is the sole book-running manager for the IPO.

A registration statement relating to these securities was declared effective by the Securities and Exchange Commission on February 14, 2024. The offering is being made only by means of a prospectus, copies of which may be obtained by contacting Brookline Capital Markets, a division of Arcadia Securities, 600 Lexington Avenue, Floor 30, New York, New York 10022, Attention: Michael Fontaine, or via email at Michael.Fontaine@brooklinecapmkts.com or telephone at (646) 603-6716, or by visiting EDGAR on the SEC’s website at www.sec.gov.

This press release shall not constitute an offer to sell or a solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About DT Cloud Acquisition Corporation

The Company is a blank check company formed for the purpose of effecting a merger, share exchange, asset acquisition, stock purchase, reorganization or other similar business combination with one or more businesses. While the Company may pursue an initial business combination target in any business or industry, it intends to focus its search on industries that complement its management team’s background. The Company is led by Shaoke Li, the Company’s Chief Executive Officer, and Guojian Chen, the Company’s Chief Financial Officer.

Forward Looking Statements

This press release includes forward-looking statements that involve risks and uncertainties. Forward looking statements are statements that are not historical facts. Such forward-looking statements, including the successful consummation of the Company’s initial public offering, are subject to risks and uncertainties, which could cause actual results to differ from the forward looking statements. The Company expressly disclaims any obligations or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in the Company’s expectations with respect thereto or any change in events, conditions or circumstances on which any statement is based.

Contact:

For investors:

DT Cloud Acquisition Corporation

Shaoke Li

Chief Executive Officer

30 Orange Street

London

United Kingdom, WC2H 7HF

Email: jack.li@dtcloudspac.com